As filed with the Securities and Exchange Commission on January 28, 2021

File No. 811-09739

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 28	☒

(Check appropriate box or boxes)

Master Large Cap Series LLC

(Exact Name of Registrant as Specified in Charter)

100 Bellevue Parkway

Wilmington, DE 19809

(Address of Principal Executive Offices)

1-800-441-7762

(Registrant’s Telephone Number, Including Area Code)

John M. Perlowski

55 East 52nd Street

New York, New York 10055

United States of America

(Name and Address of Agent for Service)

Copies to:

Counsel for the Registrant: Jesse C. Kean, Esq. SIDLEY AUSTIN LLP 787 Seventh Avenue New York, New York 10019	Janey Ahn, Esq. BLACKROCK ADVISORS, LLC 55 East 52nd Street New York, New York 10022

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act. Investments in the Registrant may be made only by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand alone document. This Registration Statement is for Master Advantage Large Cap Core Portfolio (the “Master Portfolio”). The Master Portfolio is a diversified portfolio of Master Large Cap Series LLC (the “Master LLC”).

The Master Portfolio is part of a master-feeder structure. BlackRock Advantage Large Cap Core Fund (“Core Fund”) is a series of BlackRock Large Cap Series Funds, Inc. (“Large Cap Series”). Core Fund invests all of its assets in the Master Portfolio. Part A of this Registration Statement should be read in conjunction with Post-Effective Amendment No. 78 of the Registration Statement on Form N-1A (Securities Act File No. 333-89389 and Investment Company Act File No. 811-09637) of Large Cap Series, as filed with the Securities and Exchange Commission (the “SEC”) on January 26, 2021, and as amended or supplemented from time to time (the “Large Cap Series Registration Statement”). Part A of the Large Cap Series Registration Statement includes the prospectuses of Core Fund. To the extent that information concerning the Master Portfolio and/or the Master LLC is incorporated herein by reference and Large Cap Series has filed, pursuant to Rule 497 under the Securities Act, a supplement to Core Fund’s prospectus or statement of additional information that supplements such incorporated information, then the supplemented information contained in such Rule 497 filing is also incorporated herein by reference.

The Master LLC is an open-end management investment company that was organized on October 19, 1999 as a statutory trust under the laws of the State of Delaware. On June 15, 2007, the Master LLC converted to a Delaware limited liability company. As of the date of this Registration Statement, the Master LLC consists of two portfolios: the Master Portfolio and Master Advantage Large Cap Value Portfolio (“Value Portfolio”). The Master Portfolio and Value Portfolio together are referred to herein as the “master portfolios.” BlackRock Advisors, LLC (“BlackRock” or the “Manager”) manages the Master LLC’s investments under the overall supervision of the Board of Directors of the Master LLC (the “Board of Directors”).

Large Cap Series is a series fund currently consisting of three series (each a “Series”): Core Fund, BlackRock Advantage Large Cap Value Fund (“Value Fund”) and BlackRock Event Driven Equity Fund (“Event Driven Equity Fund”). As of the date of this Registration Statement, each Series, with the exception of Event Driven Equity Fund, invests all of its assets in interests of the corresponding master portfolio of the Master LLC.

Value Fund and Core Fund, as well as BlackRock Balanced Capital Fund, Inc. and any other feeder fund that may invest in the Master LLC, are referred to herein as “Feeder Funds.”

PART A

January 28, 2021

Responses to Items 1, 2, 3, 4 and 13 have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

Item 5.	Management

(a) Investment Manager

The Master Portfolio’s investment manager is BlackRock Advisors, LLC (“BlackRock”).

(b) Portfolio Managers

Name	Since	Title
Raffaele Savi	2017	Managing Director of BlackRock, Inc.
Travis Cooke, CFA	2017	Managing Director of BlackRock, Inc.
Richard Mathieson	2017	Managing Director of BlackRock, Inc.

Item 6.	Purchase and Sale of Master LLC Interests

Interests in the Master Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act. Investments in the Master Portfolio may only be made by a limited number of institutional investors including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

There is no minimum initial or subsequent investment in the Master Portfolio. However, because the Master Portfolio intends to be as fully invested at all times as is reasonably consistent with its investment objectives and policies in order to enhance the return on its assets, investments must be made in federal funds (i.e., monies credited to the account of the Master Portfolio’s custodian bank by a Federal Reserve Bank).

The Master Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

Item 7.	Tax Information

The Master Portfolio has more than one Feeder Fund and intends to operate as a non-publicly traded partnership for U.S. federal income tax purposes. If the Master Portfolio had only one Feeder Fund (either (i) directly or (ii) indirectly through an entity that is disregarded for U.S. federal income tax purposes), then the Master Portfolio’s existence as an entity separate from that Feeder Fund would be disregarded for U.S. federal income tax purposes. Whether the Master Portfolio is a partnership or disregarded as a separate entity it will generally not be subject to U.S. federal income tax.

Item 8.	Financial Intermediary Compensation

Not applicable.

Item 9.	Investment Objective, Principal Investment Strategies, and Related Risks.

(a) Investment Objective

The investment objective of the Master Portfolio is to seek long-term capital growth. In other words, the Master Portfolio tries to choose investments that will increase in value.

(b) Implementation of Investment Objective

Outlined below are the principal strategies the Master Portfolio uses in seeking to achieve its investment objective.

Under normal circumstances, the Master Portfolio seeks to invest at least 80% of its net assets plus the amount of any borrowings for investment purposes in large cap equity securities and derivatives that have similar economic characteristics to such securities. For purposes of the Master Portfolio’s 80% policy, large cap equity securities are equity securities that at the time of purchase have a market capitalization within the range of companies included in the Russell 1000® Index (the “Russell 1000 Index”). The Master Portfolio primarily intends to invest in equity securities, which include common stock, preferred stock and convertible securities, or other financial instruments that are components of, or have characteristics similar to, the securities included in the Russell 1000 Index. The Russell 1000 Index is a capitalization-weighted index from a broad range of industries chosen for market size, liquidity and industry group representation. The Master Portfolio primarily seeks to buy common stock and may also invest in preferred stock and convertible securities. From time to time, the Master Portfolio may invest in shares of companies through “new issues” or initial public offerings (“IPOs”). The Master Portfolio may use derivatives, including options, futures, swaps (including, but not limited to, total return swaps, some of which may be referred to as contracts for difference) and forward contracts, both to seek to increase the return of the Master Portfolio and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets. In order to manage cash flows into or out of the Master Portfolio effectively, the Master Portfolio may buy and sell financial futures contracts or options on such contracts. Derivatives are financial instruments whose value is derived from another security, a currency or an index, including but not limited to the Russell 1000 Index. The use of options, futures, swaps and forward contracts can be effective in protecting or enhancing the value of the Master Portfolio’s assets.

The Master Portfolio may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments and investment vehicles such as exchange-traded funds that invest exclusively in commodities and are designed to provide this exposure without direct investment in physical commodities.

Outlined below are the investment processes the Master Portfolio uses in seeking to achieve its investment objective.

The Master Portfolio seeks to pursue its investment objective by investing in large cap securities in a disciplined manner, by using proprietary return forecast models that incorporate quantitative analysis. These forecast models are designed to identify aspects of mispricing across stocks which the Master Portfolio can seek to capture by over- and under-weighting particular equities while seeking to control incremental risk. BlackRock then constructs and rebalances the portfolio by integrating its investment insights with the model-based optimization process. The Master Portfolio has no stated minimum holding period for investments and may buy or sell securities whenever Master Portfolio management sees an appropriate opportunity. The Master Portfolio may engage in active and frequent trading of its investments.

Other Strategies. In addition to the principal strategies discussed above, the Master Portfolio may also invest or engage in the following investments/strategies:

Borrowing — The Master Portfolio may borrow for temporary or emergency purposes, including to meet redemptions, for the payment of dividends, for share repurchases or for the clearance of transactions, subject to the limits set forth under the Investment Company Act, the rules and regulations thereunder and any applicable exemptive relief.

Illiquid Investments — The Master Portfolio may invest up to an aggregate amount of 15% of its net assets in illiquid investments. An illiquid investment is any investment that the Master Portfolio reasonably expects cannot be sold or disposed of in current market conditions in seven calendar days or less without the sale or disposition significantly changing the market value of the investment.

Investment Companies — The Master Portfolio has the ability to invest in other investment companies, such as exchange-traded funds, unit investment trusts, and open-end and closed-end funds. The Master Portfolio may invest in affiliated investment companies, including affiliated money market funds and affiliated exchange-traded funds.

Money Market Securities — The Master Portfolio may invest in money market securities or commercial paper.

Real Estate Investment Trusts — The Master Portfolio may invest in real estate investment trusts (“REITs”).

Restricted Securities — Restricted securities are securities that cannot be offered for public resale unless registered under the applicable securities laws or that have a contractual restriction that prohibits or limits their resale. They may include Rule 144A securities, which are privately placed securities that can be resold to qualified institutional buyers but not to the general public, and securities of U.S. and non-U.S. issuers that are offered pursuant to Regulation S under the Securities Act of 1933, as amended.

Securities Lending — The Master Portfolio may lend securities with a value up to 33  1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral.

Temporary Defensive Strategies — As a temporary measure for defensive purposes, the Master Portfolio may invest without limit in cash, cash equivalents or short-term U.S. Government securities. These investments may include high quality, short-term money market instruments such as U.S. Treasury and agency obligations, commercial paper (short-term, unsecured, negotiable promissory notes of a domestic or foreign company), short-term debt obligations of corporate issuers and certificates of deposit and bankers’ acceptances. These investments may adversely affect the Master Portfolio’s ability to meet its investment objective.

When-Issued and Delayed Delivery Securities and Forward Commitments — The purchase or sale of securities on a when-issued basis or on a delayed delivery basis or through a forward commitment involves the purchase or sale of securities by the Master Portfolio at an established price with payment and delivery taking place in the future. The Master Portfolio enters into these transactions to obtain what is considered an advantageous price to the Master Portfolio at the time of entering into the transaction.

(c) Risks

This section contains a discussion of the general risks of investing in the Master Portfolio. As with any fund, there can be no guarantee that the Master Portfolio will meet its investment objective or that the Master Portfolio’s performance will be positive for any period of time. Investors may lose money investing in the Master Portfolio. An investment in the Master Portfolio is not a deposit in any bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or by any bank or governmental agency. The order of the below risk factors does not indicate the significance of any particular risk factor.

Set forth below are the principal risks of investing in the Master Portfolio:

Commodities Related Investments Risk — Exposure to the commodities markets may subject the Master Portfolio to greater volatility than investments in traditional securities. The value of commodity-linked derivative investments may be affected by changes in overall market movements, commodity index volatility, changes in interest rates, or factors affecting a particular industry or commodity, such as drought, floods, weather, embargoes, tariffs and international economic, political and regulatory developments.

Convertible Securities Risk — The market value of a convertible security performs like that of a regular debt security; that is, if market interest rates rise, the value of a convertible security usually falls. In addition, convertible securities are subject to the risk that the issuer will not be able to pay interest or dividends when due, and their market value may change based on changes in the issuer’s credit rating or the market’s perception of the issuer’s creditworthiness. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer risks that apply to the underlying common stock.

Derivatives Risk — The Master Portfolio’s use of derivatives may increase its costs, reduce the Master Portfolio’s returns and/or increase volatility. Derivatives involve significant risks, including:

Volatility Risk — The Master Portfolio’s use of derivatives may reduce the Master Portfolio’s returns and/or increase volatility. Volatility is defined as the characteristic of a security, an index or a market to fluctuate significantly in price within a short time period. A risk of the Master Portfolio’s use of derivatives is that the fluctuations in their values may not correlate with the overall securities markets.

Counterparty Risk — Derivatives are also subject to counterparty risk, which is the risk that the other party in the transaction will not fulfill its contractual obligation.

Market and Illiquidity Risk — Some derivatives are more sensitive to interest rate changes and market price fluctuations than other securities. The possible lack of a liquid secondary market for derivatives and the resulting inability of the Master Portfolio to sell or otherwise close a derivatives position could expose the Master Portfolio to losses and could make derivatives more difficult for the Master Portfolio to value accurately. The Master Portfolio could also suffer losses related to its derivatives positions as a result of unanticipated market movements, which losses are potentially unlimited. Finally, BlackRock may not be able to predict correctly the direction of securities prices, interest rates and other economic factors, which could cause the Master Portfolio’s derivatives positions to lose value.

Valuation Risk — Valuation may be more difficult in times of market turmoil since many investors and market makers may be reluctant to purchase complex instruments or quote prices for them. Derivatives may also expose the Master Portfolio to greater risk and increase its costs. Certain transactions in derivatives involve substantial leverage risk and may expose the Master Portfolio to potential losses that exceed the amount originally invested by the Master Portfolio.

Hedging Risk — When a derivative is used as a hedge against a position that the Master Portfolio holds, any loss generated by the derivative generally should be substantially offset by gains on the hedged investment, and vice versa. While hedging can reduce or eliminate losses, it can also reduce or eliminate gains. Hedges are sometimes subject to imperfect matching between the derivative and the underlying security, and there can be no assurance that the Master Portfolio’s hedging transactions will be effective. The use of hedging may result in certain adverse tax consequences noted below.

Tax Risk — The federal income tax treatment of a derivative may not be as favorable as a direct investment in an underlying asset and may adversely affect the timing, character and amount of income the Master Portfolio realizes from its investments. As a result, a larger portion of the Master Portfolio’s distributions may be treated as ordinary income rather than capital gains. In addition, certain derivatives are subject to mark-to-market or straddle provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). If such provisions are applicable, there could be an increase (or decrease) in the amount of taxable dividends paid by a Feeder Fund. In addition, the tax treatment of certain derivatives, such as swaps, is unsettled and may be subject to future legislation, regulation or administrative pronouncements issued by the Internal Revenue Service (the “IRS”).

Regulatory Risk — Derivative contracts, including, without limitation, swaps, currency forwards and non-deliverable forwards, are subject to regulation under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) in the United States and under comparable regimes in Europe, Asia and other non-U.S. jurisdictions. Under the Dodd-Frank Act, certain derivatives are subject to margin requirements and swap dealers are required to collect margin from the Master Portfolio with respect to such derivatives. Specifically, regulations are now in effect that require swap dealers to post and collect variation margin (comprised of specified liquid instruments and subject to a required haircut) in connection with trading of over-the-counter (“OTC”) swaps with the Master Portfolio. Shares of investment companies (other than certain money market funds) may not be posted as collateral under these regulations. Requirements for posting of initial margin in connection with OTC swaps will be phased-in through at least 2021. In addition, regulations adopted by global prudential regulators that are now in effect require certain bank-regulated counterparties and certain of their affiliates to include in certain financial contracts, including many derivatives contracts, terms that delay or restrict the rights of counterparties, such as the Master Portfolio, to terminate such contracts, foreclose upon collateral, exercise other default rights or restrict transfers of credit support in the event that the counterparty and/or its affiliates are subject to certain types of resolution or insolvency proceedings. The implementation of these requirements with respect to derivatives , as well as regulations under the Dodd-Frank Act regarding clearing, mandatory trading and margining of other derivatives, may increase the costs and risks to the Master Portfolio of trading in these instruments and, as a result, may affect returns to investors in the Master Portfolio.

On October 28, 2020, the SEC adopted new regulations governing the use of derivatives by registered investment companies (“Rule 18f-4”). The Master Portfolio will be required to implement and comply with Rule 18f-4 by August 19, 2022. Once implemented, Rule 18f-4 will impose limits on the amount of derivatives a fund can enter into, eliminate the asset segregation framework currently used by funds to comply with Section 18 of the Investment Company Act, treat derivatives as senior securities so that a failure to comply with the limits would result in a statutory violation and require funds whose use of derivatives is more than a limited specified exposure amount to establish and maintain a comprehensive derivatives risk management program and appoint a derivatives risk manager.

In addition, other future regulatory developments may impact the Master Portfolio’s ability to invest or remain invested in certain derivatives. Legislation or regulation may also change the way in which the Master Portfolio itself is regulated. BlackRock cannot predict the effects of any new governmental regulation that may be implemented on the ability of the Master Portfolio to use swaps or any other financial derivative product, and there can be no assurance that any new governmental regulation will not adversely affect the Master Portfolio’s ability to achieve its investment objective.

Risks Specific to Certain Derivatives Used by the Master Portfolio

Swaps — Swap agreements, including total return swaps that may be referred to as contracts for difference, are two-party contracts entered into for periods ranging from a few weeks to more than one year. In a standard “swap” transaction, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments, which can be adjusted for an interest factor. Swap agreements involve the risk that the party with whom the Master Portfolio has entered into the swap will default on its obligation to pay the Master Portfolio and the risk that the Master Portfolio will not be able to meet its obligations to pay the other party to the agreement. Swap agreements may also involve the risk that there is an imperfect correlation between the return on the Master Portfolio’s obligation to its counterparty and the return on the referenced asset. In addition, swap agreements are subject to market and illiquidity risk, leverage risk and hedging risk.

Forward Foreign Currency Exchange Contracts — Forward foreign currency exchange transactions are OTC contracts to purchase or sell a specified amount of a specified currency or multinational currency unit at a price and future date set at the time of the contract. Forward foreign currency exchange contracts do not eliminate fluctuations in the value of non-U.S. securities but rather allow the Master Portfolio to establish a fixed rate of exchange for a future point in time. This strategy can have the effect of reducing returns and minimizing opportunities for gain.

Futures — Futures are standardized, exchange-traded contracts that obligate a purchaser to take delivery, and a seller to make delivery, of a specific amount of an asset at a specified future date at a specified price. The primary risks associated with the use of futures contracts and options are: (a) the imperfect correlation between the change in market value of the instruments held by the Master Portfolio and the price of the futures contract or option; (b) the possible lack of a liquid secondary market for a futures contract and the resulting inability to close a futures contract when desired; (c) losses caused by unanticipated market movements, which are potentially unlimited; (d) the investment adviser’s inability to predict correctly the direction of securities prices, interest rates, currency exchange rates and other economic factors; and (e) the possibility that the counterparty will default in the performance of its obligations.

Options — An option is an agreement that, for a premium payment or fee, gives the option holder (the purchaser) the right but not the obligation to buy (a “call option”) or sell (a “put option”) the underlying asset (or settle for cash in an amount based on an underlying asset, rate, or index) at a specified price (the “exercise price”) during a period of time or on a specified date. Investments in options are considered speculative. When the Master Portfolio purchases an option, it may lose the total premium paid for it if the price of the underlying security or other assets decreased, remained the same or failed to increase to a level at or beyond the exercise price (in the case of a call option) or increased, remained the same or failed to decrease to a level at or below the exercise price (in the case of a put option). If a put or call option purchased by the Master Portfolio were permitted to expire without being sold or exercised, its premium would represent a loss to the Master Portfolio. To the extent that the Master Portfolio writes or sells an option, if the decline or increase in the underlying asset is significantly below or above the exercise price of the written option, the Master Portfolio could experience a substantial loss.

Equity Securities Risk — Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing in equities. The value of equity securities purchased by the Master Portfolio could decline if the financial condition of the companies the Master Portfolio invests in declines or if overall market and economic conditions deteriorate. The value of equity securities may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, the value may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

High Portfolio Turnover Risk — The Master Portfolio may engage in active and frequent trading of its portfolio securities. High portfolio turnover (more than 100%) may result in increased transaction costs to the Master Portfolio, including brokerage commissions, dealer mark-ups and other transaction costs on the sale of the securities and on reinvestment in other securities. The sale of Master Portfolio portfolio securities may result in the realization and/or distribution to shareholders of higher capital gains or losses as compared to a fund with less active trading policies. These effects of higher than normal portfolio turnover may adversely affect Master Portfolio performance.

Investment Style Risk — Under certain market conditions, growth investments have performed better during the later stages of economic expansion and value investments have performed better during periods of economic recovery. Therefore, these investment styles may over time go in and out of favor. At times when the investment style used by the Master Portfolio is out of favor, the Master Portfolio may underperform other equity funds that use different investment styles.

Leverage Risk — Some transactions may give rise to a form of economic leverage. These transactions may include, among others, derivatives, and may expose the Master Portfolio to greater risk and increase its costs. As an open-end investment company registered with the SEC, the Master Portfolio is subject to the federal securities laws, including the Investment Company Act, the rules thereunder, and various SEC and SEC staff interpretive positions. In accordance with these laws, rules and positions, the Master Portfolio must “set aside” liquid assets (often referred to as “asset segregation”), or engage in other SEC- or staff-approved measures, to “cover” open positions with respect to certain kinds of instruments. The use of leverage may cause the Master Portfolio to liquidate portfolio positions when it may not be advantageous to do so to satisfy its obligations or to meet any required asset segregation requirements. Increases and decreases in the value of the Master Portfolio’s portfolio will be magnified when the Master Portfolio uses leverage.

Market Risk and Selection Risk — Market risk is the risk that one or more markets in which the Master Portfolio invests will go down in value, including the possibility that the markets will go down sharply and unpredictably. The value of a security or other asset may decline due to changes in general market conditions, economic trends or events that are not specifically related to the issuer of the security or other asset, or factors that affect a particular issuer or issuers, exchange, country, group of countries, region, market, industry, group of industries, sector or asset class. Local, regional or global events such as war, acts of terrorism, the spread of infectious illness or other public health issues like pandemics or epidemics, recessions, or other events could have a significant impact on the Master Portfolio and its investments. Selection risk is the risk that the securities selected by Master Portfolio management will underperform the markets, the relevant indices or the securities selected by other funds with similar investment objectives and investment strategies. The Master Portfolio seeks to pursue its investment objective by using proprietary models that incorporate quantitative analysis and is subject to “Model Risk” as described below. This means you may lose money.

A recent outbreak of an infectious coronavirus has developed into a global pandemic that has resulted in numerous disruptions in the market and has had significant economic impact leaving general concern and uncertainty. The impact of this coronavirus, and other epidemics and pandemics that may arise in the future, could affect the economies of many nations, individual companies and the market in general ways that cannot necessarily be foreseen at the present time.

Model Risk — The Master Portfolio seeks to pursue its investment objective by using proprietary models that incorporate quantitative analysis. Investments selected using these models may perform differently than as forecasted due to the factors incorporated into the models and the weighting of each factor, as well as the level and scope of changes from historical trends. In addition, issues in the construction and implementation of the models, including software or hardware malfunction, power loss, software bugs, malicious code, viruses, system crashes and other technological failures or various other events or circumstances within or beyond the control of BlackRock, may adversely impact the Master Portfolio. Please see also “Cyber Security Risk” below. There is no guarantee that BlackRock’s use of these models will result in effective investment decisions for the Master Portfolio.

Some of the models used by BlackRock rely on historical data and may not accurately predict future market movements. The Master Portfolio bears the risk that the models used by BlackRock will not be successful in forecasting movements in the market or in determining the size, direction, and/or weighting of investment positions that will enable the Master Portfolio to achieve its investment objective. In addition, the models may not be reliable in the event of unusual or disruptive events that cause market movements, which may be inconsistent with the historical performance of individual markets. In such instances, the models may produce unexpected results, which can result in losses for the Master Portfolio. Furthermore, because predictive models may be constructed based on data supplied by third parties, the success of relying on such models may depend heavily on the accuracy and reliability of such data.

“New Issues” Risk — “New issues” are IPOs of equity securities. Investments in companies that have recently gone public have the potential to produce substantial gains for the Master Portfolio. However, there is no assurance that the Master Portfolio will have access to profitable IPOs and therefore investors should not rely on these past gains as an indication of future performance. The investment performance of the Master Portfolio during periods when it is unable to invest significantly or at all in IPOs may be lower than during periods when the Master Portfolio is able to do so. In addition, as the Master Portfolio increases in size, the impact of IPOs on the Master Portfolio’s performance will generally decrease. Securities issued in IPOs are subject to many of the same risks as investing in companies with smaller market capitalizations. Securities issued in IPOs have no trading history, and information about the companies may be available for very limited periods. In addition, the prices of securities sold in IPOs may be highly volatile or may decline shortly after the IPO. When an IPO is brought to the market, availability may be limited and the Master Portfolio may not be able to buy any shares at the offering price, or, if it is able to buy shares, it may not be able to buy as many shares at the offering price as it would like.

Preferred Securities Risk — Preferred securities may pay fixed or adjustable rates of return. Preferred securities are subject to issuer-specific and market risks applicable generally to equity securities. In addition, a company’s preferred securities generally pay dividends only after the company makes required payments to holders of its bonds and other debt. For this reason, the value of preferred securities will usually react more strongly than bonds and other debt to actual or perceived changes in the company’s financial condition or prospects. Preferred securities of smaller companies may be more vulnerable to adverse developments than preferred securities of larger companies.

The Master Portfolio may also be subject to certain other non-principal risks associated with its investments and investment strategies, including:

Borrowing Risk — Borrowing may exaggerate changes in the net asset value of Master Portfolio interests and in the return on the Master Portfolio’s portfolio. Borrowing will cost the Master Portfolio interest expense and other fees. The costs of borrowing may reduce the Master Portfolio’s return. Borrowing may cause the Master Portfolio to liquidate positions when it may not be advantageous to do so to satisfy its obligations.

Cyber Security Risk — Failures or breaches of the electronic systems of the Master Portfolio, the Master Portfolio’s adviser, distributor, and other service providers, or the issuers of securities in which the Master Portfolio invests have the ability to cause disruptions and negatively impact the Master Portfolio’s business operations, potentially resulting in financial losses to the Master Portfolio and its interestholders. While the Master Portfolio has established business continuity plans and risk management systems seeking to address system breaches or failures, there are inherent limitations in such plans and systems. Furthermore, the Master Portfolio cannot control the cyber security plans and systems of the Master Portfolio’s service providers or issuers of securities in which the Master Portfolio invests.

Expense Risk –– Master Portfolio expenses are subject to a variety of factors, including fluctuations in the Master Portfolio’s net assets. Accordingly, actual expenses may be greater or less than those indicated. For example, to the extent that the Master Portfolio’s net assets decrease due to market declines or redemptions, the Master Portfolio’s expenses will increase as a percentage of Master Portfolio net assets. During periods of high market volatility, these increases in the Master Portfolio’s expense ratio could be significant.

Illiquid Investments Risk — The Master Portfolio’s illiquid investments may reduce the returns of the Master Portfolio because it may be difficult to sell the illiquid investments at an advantageous time or price. An investment may be illiquid due to, among other things, the lack of an active trading market. To the extent that the Master Portfolio’s principal investment strategies involve derivatives or securities with substantial market and/or credit risk, the Master Portfolio will tend to have the greatest exposure to the risks associated with illiquid investments. Liquid investments may become illiquid after purchase by the Master Portfolio, particularly during periods of market turmoil. Illiquid investments may be harder to value, especially in changing markets, and if the Master Portfolio is forced to sell these investments to meet redemption requests or for other cash needs, the Master Portfolio may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the Master Portfolio, due to limitations on illiquid investments, may be subject to purchase and sale restrictions.

Investment in Other Investment Companies Risk — As with other investments, investments in other investment companies, including exchange-traded funds, are subject to market and selection risk. In addition, if the Master Portfolio acquires shares of investment companies, including ones affiliated with the Master Portfolio, interestholders bear both their proportionate share of expenses in the Master Portfolio (including management and advisory fees) and, indirectly, the expenses of the investment companies (to the extent not offset by BlackRock through waivers). To the extent the Master Portfolio is held by an affiliated fund, the ability of the Master Portfolio itself to hold other investment companies may be limited.

Mid Cap Securities Risk — The securities of mid cap companies generally trade in lower volumes and are generally subject to greater and less predictable price changes than the securities of larger capitalization companies.

Money Market Securities Risk — If market conditions improve while the Master Portfolio has invested some or all of its assets in high quality money market securities, this strategy could result in reducing the potential gain from the market upswing, thus reducing the Master Portfolio’s opportunity to achieve its investment objective.

Real Estate-Related Securities Risk — The main risk of real estate-related securities is that the value of the underlying real estate may go down. Many factors may affect real estate values. These factors include both the general and local economies, vacancy rates, tenant bankruptcies, the ability to re-lease space under expiring leases on attractive terms, the amount of new construction in a particular area, the laws and regulations (including zoning, environmental and tax laws) affecting real estate and the costs of owning, maintaining and improving real estate. The availability of mortgage financing and changes in interest rates may also affect real estate values. If the Master Portfolio’s real estate-related investments are concentrated in one geographic area or in one property type, the Master Portfolio will be particularly subject to the risks associated with that area or property type. Many issuers of real estate-related securities are highly leveraged, which increases the risk to holders of such securities. The value of the securities the Master Portfolio buys will not necessarily track the value of the underlying investments of the issuers of such securities.

REIT Investment Risk — In addition to the risks facing real estate-related securities, such as a decline in property values due to increasing vacancies, a decline in rents resulting from unanticipated economic, legal or technological developments or a decline in the price of securities of real estate companies due to a failure of borrowers to pay their loans or poor management, investments in REITs involve unique risks. REITs may have limited financial resources, may trade less frequently and in limited volume, may engage in dilutive offerings of securities and may be more volatile than other securities. REIT issuers may also fail to maintain their exemptions from investment company registration or fail to qualify for the “dividends paid deduction” under the Internal Revenue Code, which allows REITs to reduce their corporate taxable income for dividends paid to their shareholders. Ordinary REIT dividends received by a Feeder Fund and distributed to the Feeder Fund’s shareholders will generally be taxable as ordinary income and will not constitute “qualified dividend income.” However, for tax years beginning after December 31, 2017 and before January 1, 2026, a non-corporate taxpayer who is a direct REIT shareholder may claim a 20% “qualified business income” deduction for ordinary REIT dividends, and a regulated investment company may report dividends as eligible for this deduction to the extent the regulated investment company’s income is derived from ordinary REIT dividends (reduced by allocable regulated investment company expenses). A shareholder may treat the dividends as such provided the regulated investment company and the shareholder satisfy applicable holding period requirements.

Restricted Securities Risk — Limitations on the resale of restricted securities may have an adverse effect on their marketability, and may prevent the Master Portfolio from disposing of them promptly at advantageous prices. Restricted securities may not be listed on an exchange and may have no active trading market. In order to sell such securities, the Master Portfolio may have to bear the expense of registering the securities for resale and the risk of substantial delays in effecting the registration. Other transaction costs may be higher for restricted securities than unrestricted securities. Restricted securities may be difficult to value because market quotations may not be readily available, and the securities may have significant volatility. Also, the Master Portfolio may get only limited information about the issuer of a given restricted security, and therefore may be less able to predict a loss. Certain restricted securities may involve a high degree of business and financial risk and may result in substantial losses to the Master Portfolio.

Securities Lending Risk — Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Master Portfolio may lose money and there may be a delay in recovering the loaned securities. The Master Portfolio could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences for a Feeder Fund.

Valuation Risk — The price the Master Portfolio could receive upon the sale of any particular portfolio investment may differ from the Master Portfolio’s valuation of the investment, particularly for securities that trade in thin or volatile markets or that are valued using a fair valuation methodology or a price provided by an independent pricing service. As a result, the price received upon the sale of an investment may be less than the value ascribed by the Master Portfolio, and the Master Portfolio could realize a greater than expected loss or lesser than expected gain upon the sale of the investment. Pricing services that value fixed-income securities generally utilize a range of market-based and security-specific inputs and assumptions, as well as considerations about general market conditions, to establish a price. Pricing services generally value fixed-income securities assuming orderly transactions of an institutional round lot size, but may be held or transactions may be conducted in such securities in smaller, odd lot sizes. Odd lots may trade at lower prices than institutional round lots. The Master Portfolio’s ability to value its investments may also be impacted by technological issues and/or errors by pricing services or other third-party service providers.

When-Issued and Delayed Delivery Securities and Forward Commitments Risk — When-issued and delayed delivery securities and forward commitments involve the risk that the security the Master Portfolio buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party to the transaction will not meet its obligation. If this occurs, the Master Portfolio may lose both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.

(d) Portfolio Holdings.

For a discussion of the Master Portfolio’s policies and procedures regarding the selective disclosure of its portfolio holdings, please see Part B of this Registration Statement. The Master Portfolio makes its top ten holdings available on a monthly basis at www.blackrock.com generally within 5 business days after the end of the month to which the information applies.

Item 10.	Management, Organization, and Capital Structure.

(a)(1) Manager

BlackRock serves as the manager to the Master Portfolio and manages the Master Portfolio’s investments and business operations subject to the oversight of the Board of Directors. While BlackRock is ultimately responsible for the management of the Master Portfolio, it is able to draw upon the trading, research and expertise of its asset management affiliates for portfolio decisions and management with respect to certain portfolio securities. BlackRock is an indirect, wholly-owned subsidiary of BlackRock, Inc.

BlackRock, a registered investment adviser, was organized in 1994 to perform advisory services for investment companies. BlackRock and its affiliates had approximately $8.676 trillion in investment company and other portfolio assets under management as of December 31, 2020.

The Master LLC, on behalf of the Master Portfolio, has entered into an investment management agreement (the “Management Agreement”) with BlackRock. Pursuant to the Management Agreement, BlackRock is entitled to fees computed daily and payable monthly.

BlackRock has contractually agreed to waive the management fee with respect to any portion of the Master Portfolio’s assets estimated to be attributable to investments in other equity and fixed-income mutual funds and exchange-traded funds managed by BlackRock or its affiliates that have a contractual management fee, through January 31, 2022. In addition, BlackRock has contractually agreed to waive its management fees by the amount of investment advisory fees the Master Portfolio pays to BlackRock indirectly through its investment in money market funds managed by BlackRock or its affiliates, through January 31, 2022. The contractual agreements may be terminated upon 90 days’ notice by a majority of the non-interested directors of the Master LLC or by a vote of a majority of the outstanding voting securities of the Master Portfolio.

The maximum annual management fees that can be paid to BlackRock (as a percentage of average daily net assets) are calculated as follows:

Average Daily Net Assets	Rate of Management Fee
First $1 billion	0.45%
$1 billion – $3 billion	0.42%
$3 billion – $5 billion	0.41%
$5 billion – $10 billion	0.39%
Greater than $10 billion	0.38%

For the fiscal year ended September 30, 2020, BlackRock received management fees, net of any applicable waivers, at the annual rate of 0.42% of the Master Portfolio’s average daily net assets.

A discussion of the basis of the Board of Directors’ approval of the Master Portfolio’s investment advisory arrangement is included in Core Fund’s annual shareholder report for the fiscal year ended September 30, 2020.

From time to time, a manager, analyst, or other employee of BlackRock or its affiliates may express views regarding a particular asset class, company, security, industry, or market sector. The views expressed by any such person are the views of only that individual as of the time expressed and do not necessarily represent the views of BlackRock or any other person within the BlackRock organization. Any such views are subject to change at any time based upon market or other conditions and BlackRock disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for the Master Portfolio are based on numerous factors, may not be relied on as an indication of trading intent on behalf of the Master Portfolio.

Conflicts of Interest. The investment activities of BlackRock and its affiliates (including BlackRock, Inc. and its subsidiaries (collectively, the “Affiliates”)), and their respective directors, officers or employees, in the management of, or their interest in, their own accounts and other accounts they manage, may present conflicts of interest that could disadvantage the Master Portfolio and its interestholders.

BlackRock and its Affiliates provide investment management services to other funds and discretionary managed accounts that may follow investment programs similar to that of the Master Portfolio. BlackRock and its Affiliates are involved worldwide with a broad spectrum of financial services and asset management activities and may engage in the ordinary course of business in activities in which their interests or the interests of their clients may conflict with those of the Master Portfolio. BlackRock or one or more Affiliates act or may act as an investor, research provider, investment manager, commodity pool operator, commodity trading advisor, financier, underwriter, adviser, trader, lender, index provider, agent and/or principal, and have other direct and indirect interests in securities, currencies, commodities, derivatives and other instruments in which the Master Portfolio may directly or indirectly invest. The Master Portfolio may invest in securities of, or engage in other transactions with, companies with which an Affiliate has significant debt or equity investments or other interests. The Master Portfolio may also invest in issuances (such as structured notes) by entities for which an Affiliate provides and is compensated for cash management services relating to the proceeds from the sale of such issuances. The Master Portfolio also may invest in securities of, or engage in other transactions with, companies for which an Affiliate provides or may in the future provide research coverage. An Affiliate may have business relationships with, and purchase, or distribute or sell services or products from or to, distributors, consultants or others who recommend the Master Portfolio or who engage in transactions with or for the Master Portfolio, and may receive compensation for such services. BlackRock or one or more Affiliates may engage in proprietary trading and advise accounts and funds that have investment objectives similar to those of the Master Portfolio and/or that engage in and compete for transactions in the same types of securities, currencies and other instruments as the Master Portfolio. This may include transactions in securities issued by other open-end and closed-end investment companies (which may include investment companies that are affiliated with the Master Portfolio and BlackRock, to the extent permitted under the Investment Company Act). The trading activities of BlackRock and these Affiliates are carried out without reference to positions held directly or indirectly by the Master Portfolio and may result in BlackRock or an Affiliate having positions in certain securities that are senior or junior to, or have interests different from or adverse to, the securities that are owned by the Master Portfolio.

Neither BlackRock nor any Affiliate is under any obligation to share any investment opportunity, idea or strategy with the Master Portfolio. As a result, an Affiliate may compete with the Master Portfolio for appropriate investment opportunities. The results of the Master Portfolio’s investment activities, therefore, may differ from those of an Affiliate and of other accounts managed by BlackRock or an Affiliate, and it is possible that the Master Portfolio could sustain losses during periods in which one or more Affiliates and other accounts achieve profits on their trading for proprietary or other accounts. The opposite result is also possible.

In addition, the Master Portfolio may, from time to time, enter into transactions in which BlackRock or an Affiliate or their directors, officers or employees or other clients have an adverse interest. Furthermore, transactions undertaken by clients advised or managed by BlackRock or its Affiliates may adversely impact the Master Portfolio. Transactions by one or more clients or BlackRock or its Affiliates or their directors, officers or employees, may have the effect of diluting or otherwise disadvantaging the values, prices or investment strategies of the Master Portfolio. The Master Portfolio’s activities may be limited because of regulatory restrictions applicable to BlackRock or one or more Affiliates and/or their internal policies designed to comply with such restrictions.

Under a securities lending program approved by the Board of Directors, the Master LLC, on behalf of the Master Portfolio, has retained BlackRock Investment Management, LLC, an Affiliate of BlackRock, to serve as the securities lending agent for the Master Portfolio to the extent that the Master Portfolio participates in the securities lending program. For these services, the securities lending agent will receive a fee from the Master Portfolio, including a fee based on the returns earned on the Master Portfolio’s investment of the cash received as collateral for the loaned securities. In addition, one or more Affiliates may be among the entities to which the Master Portfolio may lend its portfolio securities under the securities lending program.

The activities of BlackRock and its Affiliates and their respective directors, officers or employees, may give rise to other conflicts of interest that could disadvantage the Master Portfolio and its interestholders. BlackRock has adopted policies and procedures designed to address these potential conflicts of interest. See Part B of this Registration Statement for further information.

Anti-Money Laundering Requirements. The Master Portfolio is subject to the USA PATRIOT Act (the “Patriot Act”). The Patriot Act is intended to prevent the use of the U.S. financial system in furtherance of money laundering, terrorism or other illicit activities. Pursuant to requirements under the Patriot Act, the Master Portfolio is required to obtain sufficient information from interestholders to enable it to form a reasonable belief that it knows the true identity of its interestholders. This information will be used to verify the identity of investors or, in some cases, the status of financial intermediaries. Such information may be verified using third-party sources. This information will be used only for compliance with the Patriot Act or other applicable laws, regulations and rules in connection with money laundering, terrorism or economic sanctions.

The Master Portfolio reserves the right to reject purchase orders from persons who have not submitted information sufficient to allow the Master Portfolio to verify their identity. The Master Portfolio also reserves the right to redeem any amounts in the Master Portfolio from persons whose identity it is unable to verify on a timely basis. It is the Master Portfolio’s policy to cooperate fully with appropriate regulators in any investigations conducted with respect to potential money laundering, terrorism or other illicit activities.

BlackRock Privacy Principles. BlackRock is committed to maintaining the privacy of its current and former fund investors and individual clients (collectively, “Clients”) and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information BlackRock collects, how we protect that information and why in certain cases we share such information with select parties.

If you are located in a jurisdiction where specific laws, rules or regulations require BlackRock to provide you with additional or different privacy-related rights beyond what is set forth below, then BlackRock will comply with those specific laws, rules or regulations.

BlackRock obtains or verifies personal non-public information from and about you from different sources, including the following: (i) information we receive from you or, if applicable, your financial intermediary, on applications, forms or other documents; (ii) information about your transactions with us, our affiliates, or others; (iii) information we receive from a consumer reporting agency; and (iv) from visits to our website.

BlackRock does not sell or disclose to non-affiliated third parties any non-public personal information about its Clients, except as permitted by law, or as is necessary to respond to regulatory requests or to service Client accounts. These non-affiliated third parties are required to protect the confidentiality and security of this information and to use it only for its intended purpose.

We may share information with our affiliates to service your account or to provide you with information about other BlackRock products or services that may be of interest to you. In addition, BlackRock restricts access to non-public personal information about its Clients to those BlackRock employees with a legitimate business need for the information. BlackRock maintains physical, electronic and procedural safeguards that are designed to protect the non-public personal information of its Clients, including procedures relating to the proper storage and disposal of such information.

(a)(2) Portfolio Managers

Information about the Master Portfolio’s portfolio managers is provided below.

Name	Primary Role	Since	Title and Recent Biography
Raffaele Savi	Jointly and primarily responsible for the day-to-day management of the Master Portfolio’s portfolio, including setting the Master Portfolio’s overall investment strategy and overseeing the management of the Master Portfolio.	2017	Managing Director of BlackRock, Inc. since 2009; Managing Director at Barclays Global Investors from 2007 to 2009; Principal at Barclays Global Investors from 2006 to 2007.
Travis Cooke, CFA	Jointly and primarily responsible for the day-to-day management of the Master Portfolio’s portfolio, including setting the Master Portfolio’s overall investment strategy and overseeing the management of the Master Portfolio.	2017	Managing Director of BlackRock, Inc. since 2012; Director of BlackRock, Inc. from 2009 to 2011, Principal of Barclays Global Investors from 2002 to 2009.
Richard Mathieson	Jointly and primarily responsible for the day-to-day management of the Master Portfolio’s portfolio, including setting the Master Portfolio’s overall investment strategy and overseeing the management of the Master Portfolio.	2017	Managing Director of BlackRock, Inc. since 2011; Director of BlackRock, Inc. from 2009 to 2011; Principal at Barclays Global Investors from 2008 to 2009; Equity Analyst for Exista UK from 2007 to 2008; Principal at Barclays Global Investors from 2005 to 2007; Associate of Barclays Global Investors from 2001 to 2005.

For more information about the portfolio managers, including other accounts managed, compensation, ownership of Master Portfolio interests, and possible conflicts of interest, please see Part B of this Registration Statement.

(a)(3) Legal Proceedings.

On May 27, 2014, certain investors in the BlackRock Global Allocation Fund, Inc. (“Global Allocation”) and the BlackRock Equity Dividend Fund (“Equity Dividend”) filed a consolidated complaint in the United States District Court for the District of New Jersey against BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Limited (collectively, the “Defendants”) under the caption In re BlackRock Mutual Funds Advisory Fee Litigation. In the lawsuit, which purports to be brought derivatively on behalf of Global Allocation and Equity Dividend, the plaintiffs allege that the Defendants violated Section 36(b) of the Investment Company Act by receiving allegedly excessive investment advisory fees from Global Allocation and Equity Dividend. On June 13, 2018, the court granted in part and denied in part the Defendants’ motion for summary judgment. On July 25, 2018, the plaintiffs served a pleading that supplemented the time period of their alleged damages to run through the date of trial. The lawsuit seeks, among other things, to recover on behalf of Global Allocation and Equity Dividend all allegedly excessive advisory fees received by the Defendants beginning twelve months preceding the start of the lawsuit with respect to each of Global Allocation and Equity Dividend and ending on the date of judgment, along with purported lost investment returns on those amounts, plus interest. The trial on the remaining issues was completed on August 29, 2018. On February 8, 2019, the court issued an order dismissing the claims in their entirety. On March 8, 2019, the plaintiffs provided notice that they were appealing both the February 8, 2019 post-trial order and the June 13, 2018 order partially granting Defendants’ motion for summary judgment. On May 28, 2020, the appellate court affirmed the trial court’s orders. On June 26, 2020, the plaintiffs petitioned the appeals court for a rehearing, which was denied on July 9, 2020. Plaintiffs’ deadline to seek further appeal has passed; consequently, this matter is now closed.

(b) Capital Stock

Investors in the Master LLC have no preemptive or conversion rights, and interests in the Master LLC are fully paid and non-assessable. The Master LLC has no current intention to hold annual meetings of investors, except to the extent required by the Investment Company Act, but will hold special meetings of investors when, in the judgment of the Directors, it is necessary or desirable to submit matters for an investor vote. Upon liquidation of the Master LLC or the Master Portfolio, investors would be entitled to share, in proportion to their investment in the Master LLC or the Master Portfolio (as the case may be), in the assets of the Master LLC or Master Portfolio available for distribution to investors.

The Master Portfolio is a series of the Master LLC. Each investor is entitled to a vote in proportion to its investment in the Master LLC or the Master Portfolio (as the case may be). Investors in the Master Portfolio will participate equally in accordance with their pro rata interests in the earnings, dividends and assets of the Master Portfolio. The Master LLC reserves the right to create and issue interests in additional portfolios.

Investments in the Master LLC may not be transferred, but an investor may withdraw all or any portion of its investment in the Master Portfolio at net asset value on any day on which the New York Stock Exchange (the “NYSE”) is open, subject to certain exceptions. For more information about the ability of an investor in the Master LLC to withdraw all or any portion of its investment in the Master LLC, please see Item 11 herein.

Item 11.	Interestholder Information.

(a) Pricing of Interests in the Master LLC

Equity securities and other instruments for which market quotations are readily available are valued at market value, which is generally determined using the last reported closing price or, if a reported closing price is not available, the last traded price on the exchange or market on which the security or instrument is primarily traded at the time of valuation. The Master Portfolio values fixed-income portfolio securities and non-exchange traded derivatives using last available bid prices or current market quotations provided by dealers or prices (including evaluated prices) supplied by the Master Portfolio’s approved independent third-party pricing services, each in accordance with valuation procedures approved by the Board of Directors. Pricing services may use matrix pricing or valuation models that utilize certain inputs and assumptions to derive values. Pricing services generally value fixed-income securities assuming orderly transactions of institutional round lot size, but the Master Portfolio may hold or transact in such securities in smaller, odd lot sizes. Odd lots may trade at lower prices than institutional round lots. Short-term debt securities with remaining maturities of 60 days or less may be valued on the basis of amortized cost.

Foreign currency exchange rates are generally determined as of the close of business on the NYSE. Foreign securities owned by the Master Portfolio may trade on weekends or other days when the Master Portfolio does not price its shares. As a result, the Master Portfolio’s net asset value may change on days when you will not be able to purchase or redeem the Master Portfolio’s shares.

Generally, trading in foreign securities, U.S. Government securities, money market instruments and certain fixed-income securities is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of the Master Portfolio’s interests are determined as of such times.

When market quotations are not readily available or are not believed by BlackRock to be reliable, the Master Portfolio’s investments are valued at fair value. Fair value determinations are made by BlackRock in accordance with procedures approved by the Board of Directors. BlackRock may conclude that a market quotation is not readily available or is unreliable if a security or other asset or liability does not have a price source due to its lack of liquidity, if BlackRock believes a market quotation from a broker-dealer or other source is unreliable, where the security or other asset or other liability is thinly traded (e.g., municipal securities, certain small cap and emerging growth companies and certain non-U.S. securities) or where there is a significant event subsequent to the most recent market quotation. For this purpose, a “significant event” is deemed to occur if BlackRock determines, in its business judgment prior to or at the time of pricing the Master Portfolio’s assets or liabilities, that it is likely that the event will cause a material change to the last closing market price of one or more assets or liabilities held by the Master Portfolio. For instance, significant events may occur between the foreign market close and the close of business on the NYSE that may not be reflected in the computation of the Master Portfolio’s net assets. If such event occurs, those instruments may be fair valued. Similarly, foreign securities whose values are affected by volatility that occurs in U.S. markets on a trading day after the close of foreign securities markets may be fair valued.

For certain foreign securities, a third-party vendor supplies evaluated, systematic fair value pricing based upon the movement of a proprietary multi-factor model after the relevant foreign markets have closed. This systematic fair value pricing methodology is designed to correlate the prices of foreign securities following the close of the local markets to the price that might have prevailed as of the Master Portfolio’s pricing time.

Fair value represents a good faith approximation of the value of a security. The fair value of one or more securities may not, in retrospect, be the price at which those assets could have been sold during the period in which the particular fair values were used in determining the Master Portfolio’s net asset value.

The Master Portfolio may accept orders from certain authorized financial intermediaries or their designees. The Master Portfolio will be deemed to receive an order when accepted by the financial intermediary or designee and the order will receive the net asset value next computed by the Master Portfolio after such acceptance. If the payment for a purchase order is not made by a designated later time, the order will be canceled and the financial intermediary could be held liable for any losses.

(b) Purchase of Interests in the Master Portfolio

Interests in the Master Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act. Investments in the Master Portfolio may only be made by a limited number of institutional investors including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

There is no minimum initial or subsequent investment in the Master Portfolio. However, because the Master Portfolio intends to be as fully invested at all times as is reasonably consistent with its investment objective and policies in order to enhance the return on its assets, investments must be made in Federal funds (i.e., monies credited to the account of the Master Portfolio’s custodian bank by a Federal Reserve Bank) or, in the case of a Feeder Fund’s initial investment, in marketable securities acceptable to BlackRock and consistent with the investment objective, policies and restrictions of the Master Portfolio.

The Master Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

(c) Redemption of Interests in the Master Portfolio

An investor in the Master Portfolio may withdraw all or a portion of its investment in the Master Portfolio on any day the NYSE is open at the net asset value next determined after a withdrawal request in proper form is furnished by the investor to the Master Portfolio. The proceeds of the withdrawal will be paid by the Master Portfolio normally on the business day on which the withdrawal is effected, but in any event within seven days. The right of an investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. The Master Portfolio may reject a withdrawal request under certain circumstances. Investments in the Master Portfolio may not be transferred.

Under normal circumstances, the Master Portfolio expects to meet redemption requests by using cash or cash equivalents in its portfolio or by selling portfolio assets to generate cash. During periods of stressed market conditions, when a significant portion of the Master Portfolio’s portfolio may be comprised of less-liquid investments, the Master Portfolio may be more likely to limit cash redemptions and may determine to pay redemption proceeds by (i) borrowing under a line of credit it has entered into with a group of lenders, (ii) borrowing from another open-end BlackRock-advised fund pursuant to an interfund lending program, to the extent permitted by the Master Portfolio’s investment policies and restrictions as set forth in Part B of this Registration Statement, and/or (iii) transferring portfolio securities in-kind to a Feeder Fund. Part B of this Registration Statement includes more information about the Master Portfolio’s line of credit and interfund lending program, to the extent applicable.

If the Master Portfolio pays redemption proceeds by transferring portfolio securities in-kind to a Feeder Fund, the Feeder Fund may pay transaction costs to dispose of the securities, and the Feeder Fund may receive less for them than the price at which they were valued for purposes of redemption.

(d) Dividends and Distributions: Not Applicable

(e) Frequent Purchase and Redemption of Master Portfolio Interests

The Master Portfolio does not offer its interests for sale to the general public, nor does it offer an exchange privilege. The Master Portfolio is not, therefore, directly subject to the risks of short-term trading and the Board of Directors has not adopted procedures to prevent such trading. However, the Master Portfolio may be adversely affected by short-term trading in shares of a Feeder Fund. See “Account Information — Short-Term Trading Policy” in Part A of the Large Cap Series Registration Statement for more information.

(f) Tax Consequences

The Master Portfolio has more than one Feeder Fund and intends to operate as a non-publicly traded partnership for U.S. federal income tax purposes. If the Master Portfolio had only one Feeder Fund (either (i) directly or (ii) indirectly through an entity that is disregarded for U.S. federal income tax purposes), then the Master Portfolio would be disregarded as an entity separate from that Feeder Fund.

Whether the Master Portfolio is a partnership or disregarded as a separate entity, it will generally not be subject to any U.S. federal income tax. Each of the Master Portfolio’s Feeder Funds will take into account its allocable share of the Master Portfolio’s ordinary income, capital gains, losses, deductions and credits in determining its income tax liability and, if the Feeder Fund is intended to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, the Feeder Fund will take into account its allocable share of the Master Portfolio’s gross income and assets for purposes of the Feeder Fund’s gross income and asset diversification tests.

It is intended that the Master Portfolio’s assets, income and distributions will be managed in such a way that each Feeder Fund will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code for qualification as a regulated investment company, assuming that the Feeder Fund invests all of its investable assets in the Master Portfolio and the Feeder Fund meets all other requirements for such qualification not within the control of the Master Portfolio.

Item 12.	Distribution Arrangements.

(a) Sales Loads. Not Applicable.

(b) 12b-1 Fees. Not Applicable.

(c) Multiple Class and Master/Feeder Funds.

The Master Portfolio is part of a master/feeder structure. The Master Portfolio is a separate series of the Master LLC. Members of the general public may not purchase interests in the Master LLC. However, the Master LLC may sell interests to other affiliated and non-affiliated investment companies and/or institutional investors. Each Feeder Fund acquires an indirect interest in the securities owned by the Master LLC and will pay a proportionate share of the Master LLC’s expenses. A Feeder Fund is not required to sell its shares to the public at the same price as another Feeder Fund. Feeder Funds may have different sales commissions and operating expenses. These different sales commissions and operating expenses may result in differences in returns among the Feeder Funds.

The Directors of the Master LLC believe that the “master/feeder” fund structure may enable the Master LLC to reduce costs through economies of scale. A larger investment portfolio for the Master LLC may reduce certain transaction costs to the extent that contributions to and redemptions from the master portfolios by the various Feeder Funds may offset each other and produce a lower net cash flow.

A Feeder Fund’s investment in the Master LLC may, however, be adversely affected by the actions of other Feeder Funds. For example, if a large Feeder Fund reduces its investment in the Master LLC or withdraws from the Master LLC, the remaining Feeder Funds may bear higher pro rata operating expenses. However, this possibility also exists for traditionally structured funds with large investors. A Feeder Fund might also withdraw from the Master LLC if the Master LLC voted to change its investment objective, policies or limitations in a manner not acceptable to the Directors of that Feeder Fund. The withdrawal of all of a Feeder Fund’s assets from the Master LLC may affect the investment performance of the Feeder Fund and the Master LLC.

The Master LLC normally will not hold meetings of investors except as required by the Investment Company Act. Each Feeder Fund will be entitled to vote in proportion to its interest in the Master LLC. When a Feeder Fund is requested to vote on matters pertaining to the Master LLC, the Feeder Fund will hold a meeting of its shareholders and will vote its interest in the Master LLC proportionately to the voting instructions received from the shareholders of the Feeder Fund. For more information about the “master/feeder” structure, please see Part A of the Large Cap Series Registration Statement under “Account Information — Master/Feeder Structure.”

The Master LLC’s placement agent is BlackRock Investments, LLC.

PART B

January 28, 2021

MASTER LARGE CAP SERIES LLC

Except as otherwise indicated herein, all capitalized terms shall have the meaning assigned to them in Part A hereof.

Item 14.	Cover Page and Table of Contents.

This Part B, which is not a prospectus, supplements and should be read in conjunction with the current Part A of Master Advantage Large Cap Core Portfolio (the “Master Portfolio”), a series of Master Large Cap Series LLC (the “Master LLC”), dated January 28, 2021 as it may be revised from time to time (the “Master Portfolio’s Part A”). To obtain a copy of this Registration Statement, please call the Master LLC at (800) 441-7762, or write to the Master LLC at P.O. Box 9819, Providence, Rhode Island 02940-8019. The Master Portfolio’s Part A is incorporated herein by reference and this Part B is incorporated by reference into the Master Portfolio’s Part A.

The Master Portfolio is part of a master-feeder structure. BlackRock Advantage Large Cap Core Fund (“Core Fund”) is a series of BlackRock Large Cap Series Funds, Inc. (“Large Cap Series”). Core Fund invests all of its assets in the Master Portfolio. As permitted by General Instruction D to Form N-1A, responses to certain items required to be included in Part B of this Registration Statement are incorporated herein by reference from Post-Effective Amendment No. 78 of the Registration Statement on Form N-1A (Securities Act File No. 333-89389 and Investment Company Act File No. 811-09637) of Large Cap Series as filed with the Securities and Exchange Commission (the “SEC”) on January 26, 2021, as amended or supplemented from time to time (together, the “Large Cap Series Registration Statement”). Part A of the Large Cap Series Registration Statement includes the prospectuses of Core Fund. Part B of the Large Cap Series Registration Statement includes the statement of additional information of Core Fund.

As of the date of this Registration Statement, the Master LLC consists of two portfolios: the Master Portfolio and Master Advantage Large Cap Value Portfolio (“Value Portfolio”). The Master Portfolio and Value Portfolio together are referred to herein as the “master portfolios.”

Large Cap Series is a series fund currently consisting of three series (each a “Series”): Core Fund, BlackRock Advantage Large Cap Value Fund (“Value Fund”) and BlackRock Event Driven Equity Fund (“Event Driven Equity Fund”). As of the date of this Registration Statement, each Series, with the exception of Event Driven Equity Fund, will invest all of its assets in interests of the corresponding master portfolio of the Master LLC.

Value Fund and Core Fund, as well as BlackRock Balanced Capital Fund, Inc. and any other feeder fund that may invest in the Master LLC, are referred to herein as “Feeder Funds.”

Item 15.	Master LLC History.

The Master LLC was organized as a Delaware statutory trust on October 19, 1999. Effective June 15, 2007, the Master LLC was reorganized as a Delaware limited liability company and changed its name from Master Large Cap Series Trust to Master Large Cap Series LLC.

As of the date of this Registration Statement, the Master LLC consists of two series: the Master Portfolio and Value Portfolio.

Item 16.	Description of the Master Portfolio and Its Investments and Risks.

The following information supplements and should be read in conjunction with Item 9 of the Master Portfolio’s Part A.

Information relating to the fundamental investment restrictions and the non-fundamental investment policies and restrictions of the Master Portfolio, the types of securities purchased by the Master Portfolio, the investment techniques used by the Master Portfolio, and certain risks relating thereto, as well as other information relating to the Master Portfolio’s investment programs (including information on the Interfund Lending Program, under which the Master Portfolio has the ability to borrow for temporary purposes), is incorporated herein by reference from the section entitled “Investment Objective and Policies” and “Investment Restrictions” in Part I of Part B of the Large Cap Series Registration Statement, the section entitled “Investment Risks and Considerations” in Part II of Part B of the Large Cap Series Registration Statement and “Appendix A — Description of Bond Ratings” of Part B of the Large Cap Series Registration Statement.

Information on the Master LLC’s policies and procedures with respect to the selective disclosure of the portfolio holdings of the Master Portfolio is incorporated herein by reference to the section entitled “Selective Disclosure of Portfolio Holdings” in Part II of Part B of the Large Cap Series Registration Statement.

Item 17.	Management of the Master Portfolio.

The following information supplements and should be read in conjunction with Item 10 of the Master Portfolio’s Part A.

(a) Management Information and (b) Leadership Structure and Board of Directors

The Master LLC incorporates by reference the information concerning the management of the Master LLC and the Master Portfolio from the section entitled “Information on Directors and Officers” in Part I of Part B of the Large Cap Series Registration Statement. The Board of Directors of the Master LLC (the “Board of Directors”) has responsibility for the overall management and operations of the Master Portfolio. The Board of Directors has the same chair and the same committee structure as the Board of Directors of Large Cap Series.

(c) Compensation of Directors

The Master LLC incorporates by reference the information concerning the compensation of the directors from the section entitled “Information on Directors and Officers” in Part I of Part B of the Large Cap Series Registration Statement.

(d) Sales Loads. Not Applicable.

(e) Code of Ethics

The Master LLC, Large Cap Series, the Manager and BlackRock Investments, LLC (“BRIL”) each has adopted a Code of Ethics pursuant to Rule 17j-1 under the Investment Company Act. The Code of Ethics establishes procedures for personal investing and restricts certain transactions. Employees subject to the Code of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Master Portfolio.

(f) Proxy Voting Policies

Information relating to the Master LLC’s proxy voting policies is incorporated by reference to the section entitled “Proxy Voting Policies and Procedures” in Part II of Part B and “Appendix B” of Part B of the Large Cap Series Registration Statement.

Item 18.	Control Persons and Principal Holders of Securities.

As of January 4, 2021, Large Cap Series owned 79.38% of the outstanding interests in the Master LLC and, therefore, controlled the Master LLC. BlackRock Balanced Capital Fund, Inc. owned 18.45% of the outstanding interests in the Master LLC. Currently Large Cap Series is comprised of three funds, including Value Fund and Core Fund. As of January 4, 2021, Core Fund owned approximately 76.52% of the outstanding interests of the Master Portfolio and BlackRock Balanced Capital Fund, Inc. owned approximately 21.00% of the outstanding interests of the Master Portfolio.

All holders of interests (“Holders”) are entitled to vote in proportion to the amount of their interests in the Master Portfolio or in the Master LLC, as the case may be. There is no cumulative voting. Accordingly, the Holder or Holders of more than 50% of the aggregate interests of the Master LLC would be able to elect all the Directors. With respect to the election of Directors the Holders of separate master portfolios vote together; they generally vote separately by master portfolio on other matters.

Item 19.	Investment Advisory and Other Services.

The following information supplements and should be read in conjunction with Item 10 in the Master Portfolio’s Part A. Information relating to the investment management and other services provided to the Master LLC by the Manager is incorporated herein by reference from Part A of the Large Cap Series Registration Statement, and from the sub-section entitled “Management, Advisory and Other Service Arrangements,” in Part I and the section entitled “Management and Other Service Arrangements” in Part II of Part B of the Large Cap Series Registration Statement. The following list identifies the specific sections and sub-sections in Part B of the Large Cap Series Registration Statement under which the information required by Item 14 of Form N-1A may be found. Each listed section is incorporated herein by reference.

Form N-1A Item No	Sections Incorporated by Reference from Part A or Part B of the Large Cap Series Registration Statement
Item 19(a)	Part B: Part I: Management, Advisory and Other Service Arrangements
Part B: Part II: Management and Other Service Arrangements

Item 19(c)	Part B: Part I: Management, Advisory and Other Service Arrangements
Part B: Part II: Management and Other Service Arrangements

Item 19(d)	Part B: Part I: Management, Advisory and Other Service Arrangements
Part B: Part II: Management and Other Service Arrangements

Item 19(e)	Not Applicable

Item 19(f)	Not Applicable

Item 19(g)	Not Applicable

Item 19(h)	Part A: For More Information — Fund and Service Providers
Part B: Part I: Management, Advisory and Other Service Arrangements
Part B: Part II: Management and Other Service Arrangements

Item 19(i)	Part B: Part I: Portfolio Transactions and Brokerage — Securities Lending

(b) Principal Underwriter

BlackRock Investments, LLC (previously defined as “BRIL”), 40 East 52nd Street, New York, New York 10022, an affiliate of BlackRock, acts as placement agent for the Master Portfolio pursuant to a placement agent agreement (the “Placement Agent Agreement”). Under the Placement Agent Agreement, BRIL receives no compensation for acting as placement agent for the Master Portfolio.

Item 20.	Portfolio Managers

Raffaele Savi, Travis Cooke, CFA, and Richard Mathieson, the portfolio managers, are jointly and primarily responsible for the day-to-day management of the Master Portfolio.

Information about the portfolio managers’ compensation, other accounts they manage and their ownership of Feeder Fund shares is incorporated herein by reference to the section entitled “Management, Advisory and Other Service Arrangements — Information Regarding the Portfolio Managers” in Part I of Part B of the Large Cap Series Registration Statement.

Item 21.	Brokerage Allocation and Other Practices.

Information relating to portfolio turnover and brokerage allocations for or on behalf of the Master LLC is incorporated herein by reference from the section entitled “Portfolio Transactions and Brokerage” in Part I of Part B of the Large Cap Series Registration Statement and “Portfolio Transactions and Brokerage” in Part II of Part B of the Large Cap Series Registration Statement. Information relating to the portfolio turnover is incorporated herein by reference to the sections entitled “Fund Overview — Key Facts About BlackRock Advantage Large Cap Core Fund — Fees and Expenses of the Fund” in Part A of the Large Cap Series Registration Statement.

Item 22.	Capital Stock and Other Securities.

The following information supplements and should be read in conjunction with Item 10(b) and Item 11 in the Master Portfolio’s Part A. Under the Master LLC’s Limited Liability Company Agreement, the Directors are authorized to issue interests in the Master Portfolio. Investors are entitled to participate, in proportion to their investment, in distributions of taxable income, loss, gain and deduction with respect to the Master Portfolio. Upon liquidation or dissolution of the Master Portfolio, investors are entitled to share in proportion to their investment in the Master Portfolio’s net assets available for distribution to its investors. Interests in the Master Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Master Portfolio generally may not be transferred.

Each investor is entitled to vote in proportion to the amount of its interest in the Master Portfolio or in the Master LLC, as the case may be. Investors in the Master LLC, or in the Master Portfolio, do not have cumulative voting rights, and investors holding more than 50% of the aggregate interests in the Master LLC may elect all of the Directors of the Master LLC if they choose to do so and in such event the other investors in the Master LLC would not be able to elect any Directors. The Master LLC is not required and has no current intention to hold annual meetings of investors but the Master LLC will hold special meetings of investors when in the judgment of the Directors it is necessary or desirable to submit matters for an investor vote.

The Master Portfolio shall be dissolved by unanimous consent of the Directors by written notice of dissolution to the Holders of the interests of the Master Portfolio. The Master LLC shall be dissolved upon the dissolution of the last remaining master portfolio of the Master LLC.

The Limited Liability Company Agreement of the Master LLC provides that obligations of the Master LLC and the Master Portfolio are not binding upon the Directors individually but only upon the property of the Master Portfolio and that the Directors will not be liable for any action or failure to act (including without limitation, the failure to compel in any way any former or acting Directors to redress any breach of trust), but nothing in the

Limited Liability Company Agreement protects a Director against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. The Limited Liability Company Agreement provides that the Master LLC may maintain appropriate insurance (for example, fidelity bond and errors and omissions insurance) for the protection of the Master Portfolio, its investors, Directors, officers, employees and agents covering possible tort and other liabilities.

The Master LLC currently consists of two master portfolios: the Master Portfolio and Value Portfolio. The Master LLC reserves the right to create and issue interests in a number of additional master portfolios. As indicated above, investors in each master portfolio generally participate equally in the earnings and assets of the particular master portfolio. Investors in each master portfolio are entitled to vote separately to approve advisory agreements or changes in investment policy, but investors in all master portfolios vote together in the election or selection of Directors and accountants for the Master LLC. Upon liquidation or dissolution of a master portfolio, the investors in such master portfolio are generally entitled to share in proportion to their investment in the net assets of such master portfolio available for distribution to investors.

Item 23.	Purchase, Redemption and Pricing of Securities.

The following information supplements and should be read in conjunction with Item 11 and Item 12 in the Master Portfolio’s Part A.

(a) Purchase of Interests in the Master LLC.

The aggregate net asset value of the shares of the Master Portfolio is determined once daily Monday through Friday as of the close of business on the New York Stock Exchange (“NYSE”) on each day the NYSE is open for trading based on prices at the time of closing. The NYSE generally closes at 4:00 p.m., (Eastern time). The Master Portfolio also will determine its net asset value on any day in which there is sufficient trading in its underlying portfolio securities that the net asset value might be affected materially, but only if on any such day the Master Portfolio is required to sell or redeem shares. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The aggregate net asset value of the Master Portfolio is the value of the securities held by the Master Portfolio plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to BlackRock, are accrued daily. Each investor in the Master Portfolio may add to or reduce its investment in the Master Portfolio on each day the NYSE is open for trading. The value of each investor’s interest in the Master Portfolio will be determined after the close of business on the NYSE by multiplying the aggregate net asset value of the Master Portfolio by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Master Portfolio. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate interests in the Master Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Master Portfolio as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Master Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Master Portfolio as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Master Portfolio by all investors in the Master Portfolio. The percentage so determined will then be applied to determine the value of the investor’s interest in the Master Portfolio after the close of business on the NYSE or the next determination of net asset value of the Master Portfolio.

Valuation: Information concerning the Master Portfolio’s and the Master LLC’s pricing of interests is incorporated herein by reference to the section entitled “Pricing of Shares — Determination of Net Asset Value” in Part II of Part B of the Large Cap Series Registration Statement.

Each investor in the Master LLC may add to or reduce its investment in the Master Portfolio on each day the NYSE is open for trading. The value of each investor’s (including each Feeder Fund’s) interest in the Master Portfolio will be determined as of the close of business on the NYSE by multiplying the net asset value of the Master Portfolio by the percentage, effective for that day, that represents that investor’s share of the aggregate interests in the Master Portfolio. The close of business on the NYSE is generally 4:00 p.m., Eastern time. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate interests in the Master Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Master Portfolio as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Master Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Master Portfolio as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Master Portfolio by all investors in the Master Portfolio. The percentage so determined will then be applied to determine the value of the investor’s interest in the Master Portfolio after the close of business of the NYSE or the next determination of net asset value of the Master Portfolio.

An investor in the Master LLC may withdraw all or a portion of its investment in any master portfolio of the Master LLC on any day the NYSE is open at the net asset value next determined after a withdrawal request in proper form is furnished by the investor to the master portfolio. The proceeds of the withdrawal will be paid by such master portfolio normally on the business day on which the withdrawal is effected, but in any event within seven days. Investments in any master portfolio of the Master LLC generally may not be transferred.

Interests in the Master LLC are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act. Investments in the Master LLC may only be made by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

There is no minimum initial or subsequent investment in the Master LLC. However, because the Master LLC intends to be as fully invested at all times as is reasonably consistent with its investment objectives and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Master LLC’s custodian bank by a Federal Reserve Bank) or, in the case of a Feeder Fund’s initial investment, in marketable securities acceptable to BlackRock and consistent with the investment objective, policies and restrictions of the Master LLC.

The Master LLC reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

A Feeder Fund may withdraw all or any portion of its investment in the Master LLC on any business day on which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is furnished by the investor to the Master LLC. When a request is received in proper form, the Master LLC will redeem a Feeder Fund’s interests at the next determined net asset value. Interests will normally be redeemed for cash upon receipt of a request in proper form, although the Master LLC retains the right to redeem some or all of its interests in-kind under unusual circumstances, in order to protect the interests of remaining interestholders or to accommodate a request by a particular interestholder that does not adversely affect the interest of the remaining interestholders, by delivery of securities and other assets selected from the Master LLC’s portfolio holdings at its discretion. In-kind payment means payment will be made in portfolio securities and other assets rather than cash. If this occurs, the redeeming interestholder might incur brokerage or other transaction costs to convert the securities and other assets to cash. In an in-kind redemption, a pro-rata portion of the Master Portfolio’s portfolio holdings will generally be distributed to the redeeming interestholder. The Master LLC has elected, however, to be governed by Rule 18f-1 under the Investment Company Act so that the Master LLC is obligated to redeem its interests solely in cash up to the lesser of $250,000 or 1% of its net asset value during any 90-day period for any interestholder of the Master LLC. The redemption price is the net asset value per share next determined after the initial receipt of proper notice of redemption.

The Master LLC will make payment for all interests redeemed within seven days after receipt by the Master LLC of a redemption request in proper form, except as provided by the rules of the SEC. The right to redeem interests may be suspended or payment upon redemption may be delayed for more than seven days (i) for any period during which trading on the NYSE is restricted as determined by the SEC or during which the NYSE is closed (other than customary weekend and holiday closings), (ii) for any period during which an emergency exists, as defined by the SEC, as a result of which disposal of portfolio securities or determination of the net asset value of a master portfolio of the Master LLC is not reasonably practicable, or (iii) for such other periods as the SEC may by order permit for the protection of interestholders of a master portfolio of the Master LLC. Investments in the Master LLC may not be transferred.

(b) Fund Reorganizations. Not Applicable.

(c) Offering Price. Not Applicable.

(d) Redemption in Kind. See (a) above in this Item 23.

(e) Arrangements Permitting Frequent Purchases and Redemptions of Master LLC Interests. Not Applicable.

Item 24.	Taxation of the Master Portfolio and Investors.

The Master Portfolio has more than one Feeder Fund and is treated as a non-publicly traded partnership under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). If the Master Portfolio had only one Feeder Fund (either (i) directly or (ii) indirectly through an entity that is disregarded for U.S. federal income tax purposes), the Master Portfolio’s existence as an entity separate from that Feeder Fund would be disregarded for U.S. federal income tax purposes.

Whether the Master Portfolio is a partnership or disregarded as a separate entity, it will generally not be subject to any U.S. federal income tax. Each of the Master Portfolio’s Feeder Funds will take into account its allocable share of the Master Portfolio’s ordinary income, capital gains, losses, deductions and credits in determining its income tax liability and, if the Feeder Fund is intended to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, the Feeder Fund will take into account its allocable share of the Master Portfolio’s gross income and assets for purposes of the Feeder Fund’s gross income and asset diversification tests.

It is intended that the Master Portfolio’s assets, income and distributions will be managed in such a way that each Feeder Fund will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code for qualification as a regulated investment company, assuming that the Feeder Fund invests all of its investable assets in the Master Portfolio and the Feeder Fund meets all other requirements for such qualification not within the control of the Master Portfolio.

Certain transactions of the Master Portfolio are subject to special tax rules of the Internal Revenue Code that may, among other considerations, (a) affect the character of gains and losses realized, (b) disallow, suspend or otherwise limit the allowance of certain losses or deductions, and (c) accelerate the recognition of income without a corresponding receipt of cash (with which to make the necessary distributions to satisfy distribution requirements applicable to regulated investment companies). Operation of these rules could, therefore, affect the character, amount and timing of distributions to shareholders of a Feeder Fund.

Special tax rules also will require certain types of positions to be marked to market (i.e., treated as sold on the last day of the taxable year), which may result in the recognition of income without a corresponding receipt of cash.

If the Master Portfolio purchases shares of an investment company (or similar investment entity) organized under foreign law, each of its Feeder Funds, by virtue of owning the Master Portfolio’s interests, will generally be treated as owning shares in a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. A Feeder Fund may be subject to U.S. federal income tax (plus an interest charge) on certain distributions from such a PFIC and on gain from the disposition of the shares in such a PFIC (collectively referred to as “excess distributions”). A Feeder Fund, even if it is a regulated investment company, cannot eliminate this tax by making distributions to its shareholders.

However, an election can be made to mark to market the interest in the PFIC, and thus to take into account the economic gains (and to a limited extent losses) in such investment as though the Feeder Fund’s shares in the PFIC had been sold and repurchased on the last day of the Feeder Fund’s taxable year. Such gain and loss are treated as ordinary income and loss. Alternatively, an election may be made to treat a PFIC as a “qualified electing fund” (“QEF”), in which case the Feeder Fund will be required to include in its gross income its share of the PFIC’s ordinary earnings and net capital gain annually, regardless of whether it receives any distributions from the PFIC. With the mark-to-market or QEF election, a Feeder Fund could avoid imposition of the interest charge with respect to excess distributions from PFICs, but in any particular year might be required to recognize income in excess of the distributions received from PFICs.

If the Master Portfolio is treated as a partnership for U.S. federal income tax purposes, then, in the event of an audit, the U.S. federal income tax treatment of income and deductions of the Master Portfolio generally will be determined at the Master Portfolio level in a single proceeding (rather than by individual Internal Revenue Service audits of each Feeder Fund), which the Master Portfolio’s partnership representative will control. Any adjustment that results in additional tax (including interest and penalties thereon) will be assessed and collected at the Master Portfolio level in the current taxable year, with each current Feeder Fund indirectly bearing such cost, unless the Master Portfolio elects to have the partnership adjustment taken into account by each Feeder Fund that was an investor in the Master Portfolio in the year to which the adjustment relates. If the election is made, each Feeder Fund will be required to take into account such adjustment and pay tax on such adjustment at the Feeder Fund level, unless, if the Feeder Fund is a regulated investment company, it timely distributes the adjustment amount in the form of a “deficiency dividend” (within the meaning of section 860(f) of the Internal Revenue Code), in which case the Feeder Fund will only have to pay the interest charge imposed on regulated investment companies making a deficiency dividend. The legal and accounting costs incurred in connection with any regular audit of the Master Portfolio’s tax returns will be borne by each Feeder Fund and, indirectly, by their shareholders.

Investors are advised to consult their own tax advisers on the tax consequences of an investment in a Feeder Fund and the Master Portfolio.

Item 25.	Underwriters.

The exclusive placement agent for the Master Portfolio is BRIL, an affiliate of BlackRock. Pursuant to the Placement Agent Agreement, the Master Portfolio agrees to pay the placement agent’s out of pocket costs. Investment companies, common and commingled trust funds and similar organizations and entities may continuously invest in the Master Portfolio.

Item 26.	Calculation of Performance Data.

Not Applicable.

Item 27.	Financial Statements.

The audited financial statements of the Master Portfolio, including the report of the independent registered public accounting firm, are incorporated in this Part B by reference to the Annual Report for the year ended September 30, 2020 of Core Fund. You may request a copy of the Annual Report at no charge by calling (800) 441-7762 between 8:00 a.m. and 6:00 p.m. Eastern Time, on any business day.

PART C. OTHER INFORMATION

Item 28.	Exhibits.

Exhibit Number		Description
1	—	Articles of Incorporation.

(a)	—	Certificate of Trust of the Registrant, dated October 18, 1999, is incorporated by reference to Exhibit 1(a) of the Registrant’s Registration Statement on Form N-1A (File No. 811-09739) (the “Registrant’s Registration Statement”), filed on December 22, 1999.

(b)	—	Amended and Restated Declaration of Trust of the Registrant, dated December 14, 1999, is incorporated by reference to Exhibit 1(b) of Amendment No. 9 of the Registrant’s Registration Statement, filed on December 22, 1999.

(c)	—	Certificate of Conversion of the Registrant, dated June 15, 2007, is incorporated by reference to Exhibit 1(c) of Amendment No. 9 of the Registrant’s Registration Statement, filed on February 28, 2008.

(d)	—	Certificate of Formation of the Registrant, dated June 15, 2007, is incorporated by reference to Exhibit 1(d) of Amendment No. 9 of the Registrant’s Registration Statement, filed on February 28, 2008.

(e)	—	Limited Liability Company Agreement of the Registrant, dated June 15, 2007, is incorporated by reference to Exhibit 1(e) of Amendment No. 9 of the Registrant’s Registration Statement, filed on February 28, 2008.

2	—	By-laws.

(a)	—	Amended and Restated Bylaws of the Registrant, effective as of November 29, 2018, are incorporated by reference to Exhibit 2 of Amendment No. 25 of the Registrant’s Registration Statement, filed on October 28, 2019.

(b)	—	Amendment No. 1 to the Amended and Restated Bylaws of the Registrant, effective as of November 11, 2020, is filed herewith.

3	—	Instruments Defining Rights of Security Holders.

(a)	—	Registrant’s Certificate of Conversion and Certificate of Formation are incorporated by reference to Exhibits 1(c) and 1(d), respectively, of the Registrant’s Registration Statement, Article I, Article II (Sections 2.4 and 2.7), Article III (Sections 3.2, 3.4, 3.8, 3.10, 3.11 and 3.12), Article V, Article VI, Article VII (Sections 7.1 and 7.2), Article VIII (Sections 8.2, 8.4, 8.6, 8.7 and 8.9), Article IX, Article X (Sections 10.2, 10.3 and 10.4) and Article XI of the Registrant’s Limited Liability Company Agreement are incorporated by reference to Exhibit 1(e) of the Registrant’s Registration Statement and Article I, Article II (Sections 2-4), Article IV (Section 1), Article V and Article VI of the Registrant’s Amended and Restated Bylaws are incorporated by reference to Exhibit 2(a) of the Registrant’s Registration Statement.

4	—	Investment Advisory Contracts.

(a)	—	Form of Investment Management Agreement between the Registrant, on behalf of Master Advantage Large Cap Value Portfolio (formerly known as Master Large Cap Value Portfolio) and Master Advantage Large Cap Core Portfolio (formerly known as Master Large Cap Core Portfolio), and BlackRock Advisors, LLC (the “Investment Management Agreement”), is incorporated by reference to Exhibit 4(a) of Amendment No. 7 of the Registrant’s Registration Statement, filed on October 2, 2006.

(b)	—	Amendment No. 1 to the Investment Management Agreement dated June 12, 2017, is incorporated by reference to Exhibit 4(b) of Amendment No. 21 of the Registrant’s Registration Statement, filed on October 27, 2017.

5	—	Underwriting Contracts.

(a)	—	Not Applicable.

6	—	Bonus of Profit Sharing Contracts.

(a)	—	Not Applicable.

7	—	Custodian Agreements.

(a)	—	Form of Custodian Agreement between the Registrant and Brown Brothers Harriman & Co. is incorporated by reference to Exhibit 7 of Amendment No. 2 of the Registrant’s Registration Statement, filed on January 30, 2002.

8	—	Other Material Contracts.

(a)	—	Form of Amended and Restated Placement Agent Agreement between the Registrant and BlackRock Investments, LLC is filed herewith.

(b)	—	Form of Seventh Amended and Restated Credit Agreement among the Registrant, a syndicate of banks and certain other parties is incorporated by reference to Exhibit (h)(5) of Post-Effective Amendment No. 4 of the Registration Statement on Form N-1A of BlackRock Variable Series Funds II, Inc. (File No. 333-224376), filed on April 16, 2020.

(c)	—	Form of Seventh Amended and Restated Securities Lending Agency Agreement between the Registrant and BlackRock Investment Management, LLC is incorporated by reference to Exhibit (h)(8) of Post-Effective Amendment No. 33 of the Registration Statement on Form N-1A of BlackRock Funds V (File No. 333-224371), filed on January 26, 2021.

(d)	—	Form of Administration and Accounting Services Agreement between the Registrant and BNY Mellon Investment Servicing (US) Inc. (formerly known as PNC Global Investment Servicing (U.S.) Inc.) is incorporated by reference to Exhibit 8(g) of Post-Effective Amendment No. 28 of the Registration Statement on Form N-1A of BlackRock Capital Appreciation Fund, Inc. (File No. 33-47875), filed on January 28, 2013.

(e)	—	Form of Ninth Amended and Restated Expense Limitation Agreement by and between the Registrant, BlackRock Advisors, LLC and BlackRock Fund Advisors is incorporated by reference to Exhibit 8(i) of Post-Effective Amendment No. 967 of the Registration Statement on Form N-1A of BlackRock FundsSM (File No. 33-26305), filed on November 22, 2019.

9	—	Legal Opinion.

(a)	—	Not Applicable.

10	—	Other Opinions.

(a)	—	Not required pursuant to Form N-1A General Instructions section B(2)(b).

11	—	Omitted Financial Statements.

(a)	—	Not Applicable.

12	—	Initial Capital Agreements.

(a)	—	Certificate of Merrill Lynch Large Cap Series Funds, Inc. and Mercury Large Cap Series Funds, Inc. dated December 15, 1999, is incorporated by reference to Exhibit 12 of the Registrant’s Registration Statement, filed on December 22, 1999.

13	—	Rule 12b-1 Plan.

(a)	—	Not Applicable.

14	—	Rule 18f-3 Plan.

(a)	—	Not Applicable.

15	—	Reserved

16	—	Codes of Ethics.

(a)	—	Code of Ethics of the Registrant, BlackRock Investments, LLC and BlackRock Advisors, LLC is incorporated by reference to Exhibit 16(a) of Post-Effective Amendment No. 956 of the Registration Statement on Form N-1A of BlackRock FundsSM (File No. 33-26305), filed on May 29, 2019.

Item 29.	Persons Controlled by or Under Common Control with the Registrant.

The Registrant does not control and is not under common control with any other person.

Item 30.	Indemnification.

As permitted by Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to Sections 8.2, 8.3 and 8.4 of Article VIII of the Registrant’s Limited Liability Company Agreement, Directors, officers, employees and agents of the Master LLC (the “Company”) will be indemnified to the maximum extent permitted by Delaware law and the 1940 Act.

Article VIII, Section 8.2 states, inter alia, that no Director, officer, employee or agent of the Registrant “shall be liable to the Company, its Holders, or to any Director, officer, employee or agent thereof for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Director to redress any breach of trust) except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.”

Article VIII, Section 8.3 of the Registrant’s Limited Liability Company Agreement states:

“Indemnification. The Company shall indemnify each of its Directors, officers, employees and agents (including persons who serve at its request as directors, officers or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Director, officer, employee or agent, except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, such liabilities and expenses being liabilities belonging to the Series out of which such claim for indemnification arises; provided, however, that as to any matter disposed of by a compromise payment by such Person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition or, in the absence of a judicial determination, by a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that he did not engage in such conduct, which determination shall be made by a majority of a quorum of Directors who are neither Interested Persons of the Company nor parties to the action, suit or proceeding, or by written opinion from independent legal counsel approved by the Directors. The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled; provided that no Person may satisfy any right of indemnity or reimbursement granted herein or to which he may be otherwise entitled except out of the Company Property. The Directors may make advance payments in connection with indemnification under this Section 8.3; provided that any advance payment of expenses by the Company to any Director, officer, employee or agent shall be made only upon the undertaking by such Director, officer, employee or agent to repay the advance unless it is ultimately determined that he is entitled to indemnification as above provided, and only if one of the following conditions is met:

(a) the Director, officer, employee or agent to be indemnified provides a security for his undertaking; or

(b) the Company shall be insured against losses arising by reason of any lawful advances; or

(c) there is a determination, based on a review of readily available facts, that there is reason to believe that the Director, officer, employee or agent to be indemnified ultimately will be entitled to indemnification, which determination shall be made by:

(i) a majority of a quorum of Directors who are neither Interested Persons of the Company nor parties to the Proceedings; or

(ii) an independent legal counsel in a written opinion.”

Article VIII, Section 8.4 of the Registrant’s Limited Liability Company Agreement states:

“No Protection Against Certain 1940 Act Liabilities. Nothing contained in Sections 8.1, 8.2 or 8.3 hereof shall protect any Director or officer of the Company from any liability to the Company or its Holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Nothing contained in Sections 8.1, 8.2 or 8.3 hereof or in any agreement of the character described in Section 4.1 or Section 4.2 hereof shall protect any Investment Adviser to the Company or any Series against any liability to the Company or any Series to which he or it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties to the Company or Series, or by reason of his or its reckless disregard to his or its obligations and duties under the agreement pursuant to which he or it serves as Investment Adviser to the Company or any Series.”

Article VIII, Section 8.7 of the Registrant’s Limited Liability Company Agreement states:

“Insurance. The Directors may maintain insurance for the protection of the Company Property, its Holders, Directors, officers, employees and agents in such amount as the Directors shall deem adequate to cover possible tort liability, and such other insurance as the Directors in their sole judgment shall deem advisable.”

The Registrant hereby undertakes that it will apply the indemnification provisions of its Limited Liability Company Agreement and Bylaws in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of such Act remain in effect and are consistently applied.

Item 31.	Business and Other Connections of Investment Adviser.

See Item 10 in the Registrant’s Part A and Item 19 in Part B of the Registrant’s Registration Statement regarding the business of the Investment Adviser. Information relating to the business, profession, vocation or employment of a substantial nature engaged in by the Investment Adviser or any of its officers and directors during the past two years is incorporated herein by reference from Item 31 in Part C of BlackRock Large Cap Series Funds, Inc.’s Registration Statement on Form N-1A.

Item 32.	Principal Underwriters.

(a) BlackRock Investments, LLC (“BRIL”) acts as the principal underwriter or placement agent, as applicable for each of the following open-end registered investment companies including the Registrant:

BlackRock Advantage Global Fund, Inc.

BlackRock Advantage U.S. Total Market Fund, Inc.

BlackRock Allocation Target Shares

BlackRock Asian Dragon Fund, Inc.

BlackRock Balanced Capital Fund, Inc.

BlackRock Basic Value Fund, Inc.

BlackRock Bond Fund, Inc.

BlackRock California Municipal Series Trust

BlackRock Capital Appreciation Fund, Inc.

BlackRock Emerging Markets Fund, Inc.

BlackRock Equity Dividend Fund

BlackRock ETF Trust

BlackRock EuroFund

BlackRock Financial Institutions Series Trust

BlackRock FundsSM

BlackRock Funds II

BlackRock Funds III

BlackRock Funds IV

BlackRock Funds V

BlackRock Funds VI

BlackRock Global Allocation Fund, Inc.

BlackRock Index Funds, Inc.

BlackRock Large Cap Focus Growth Fund, Inc.

BlackRock Large Cap Series Funds, Inc.

BlackRock Latin America Fund, Inc.

BlackRock Liquidity Funds

BlackRock Long-Horizon Equity Fund

BlackRock Mid Cap Dividend Series, Inc.

BlackRock Multi-State Municipal Series Trust

BlackRock Municipal Bond Fund, Inc.

BlackRock Municipal Series Trust

BlackRock Natural Resources Trust

BlackRock Series Fund, Inc.

BlackRock Series Fund II, Inc.

BlackRock Series, Inc.

BlackRock Strategic Global Bond Fund, Inc.

BlackRock Variable Series Funds, Inc.

BlackRock Variable Series Funds II, Inc.

iShares, Inc.

iShares Trust

iShares U.S. ETF Trust

Managed Account Series

Managed Account Series II

Master Advantage U.S. Total Market LLC

Master Bond LLC

Master Focus Growth LLC

Master Investment Portfolio

Master Investment Portfolio II

Master Large Cap Series LLC

Quantitative Master Series LLC

Ready Assets Government Liquidity Fund

BRIL also acts as the distributor or placement agent for the following closed-end registered investment companies:

BlackRock Credit Strategies Fund

BlackRock Health Sciences Trust

BlackRock MuniAssets Fund, Inc.

BlackRock Science and Technology Trust

BlackRock Utilities, Infrastructure & Power Opportunities Trust

BRIL provides numerous financial services to BlackRock-advised funds and is the distributor of BlackRock’s open-end funds. These services include coordinating and executing Authorized Participation Agreements, preparing, reviewing and providing advice with respect to all sales literature and responding to Financial Industry Regulatory Authority comments on marketing materials.

(b) Set forth below is information concerning each director and officer of BRIL. The principal business address for each such person is 40 East 52nd Street, New York, New York 10022.

Name	Position(s) and Office(s) with BRIL	Position(s) and Office(s) with Registrant
Abigail Reynolds	Chairman and Member, Board of Managers, and Chief Executive Officer	None
Christopher Meade	Chief Legal Officer, General Counsel and Senior Managing Director	None
Lauren Bradley	Chief Financial Officer and Vice President	None
Gregory Rosta	Chief Compliance Officer and Director	None
Jon Maro	Chief Operating Officer and Director	None
Andrew Dickson	Secretary and Managing Director	None
Terri Slane	Assistant Secretary and Director	None
Anne Ackerley	Member, Board of Managers, and Managing Director	None
Michael Bishopp	Managing Director	None
Thomas Callahan	Member, Board of Managers, and Managing Director	None
Samara Cohen	Managing Director	None
Jonathan Diorio	Managing Director	None
Lisa Hill	Managing Director	None
Brendan Kyne	Managing Director	None
Paul Lohrey	Managing Director	None
Martin Small	Member, Board of Managers and Managing Director	None
Jonathan Steel	Managing Director	None
Ariana Brown	Director	None
Chris Nugent	Director	None
Lourdes Sanchez	Vice President	None
Lisa Belle	Anti-Money Laundering Officer	Anti-Money Laundering Compliance Officer
Zach Buchwald	Member, Board of Managers	None
Gerald Pucci	Member, Board of Managers	None
Philip Vasan	Member, Board of Managers	None

(c) Not applicable.

Item 33.	Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder are maintained at the offices of:

(a) Registrant, 100 Bellevue Parkway, Wilmington, Delaware 19809.

(b) BlackRock Investments, LLC, 40 East 52nd Street, New York, New York 10022 (records relating to its functions as placement agent).

(c) BlackRock Advisors, LLC, 100 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its functions as manager).

(d) BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its functions as accounting services provider).

(e) Brown Brothers Harriman & Co., 40 Water Street, Boston, Massachusetts 02109 (records relating to its functions as custodian).

Item 34.	Management Services.

Other than as set forth or incorporated by reference in Item 10 of Part A and Item 17 and Item 19 of Part B of the Registrant’s Registration Statement, the Registrant is not a party to any management-related service contract.

Item 35.	Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant certifies that it has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on January 28, 2021.

MASTER LARGE CAP SERIES LLC (REGISTRANT)
ON BEHALF OF MASTER ADVANTAGE LARGE CAP CORE PORTFOLIO

By:	/s/ JOHN M. PERLOWSKI
(John M. Perlowski, President and Chief Executive Officer)

EXHIBIT INDEX

Exhibit Number		Description
2(b)	—	Amendment No. 1 to the Amended and Restated Bylaws of the Registrant, effective as of November 11, 2020.
8(a)	—	Form of Amended and Restated Placement Agent Agreement between the Registrant and BlackRock Investments, LLC.